Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 28, 2026, with respect to the financial statements and supplemental information included in the Annual Report of Packaging Corporation of America Retirement Savings Plan for Salaried Employees on Form 11-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Packaging Corporation of America in Form S-8 (File No. 333-238155).

/s/ GRANT THORNTON LLP

Chicago, Illinois
May 28, 2026